           As filed with the Securities and Exchange Commission on July 25, 2001
                                                    Registration No. 333 - _____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           --------------------------
                        TERAFORCE TECHNOLOGY CORPORATION
             (Exact name of Registrant as specified in its charter)
                           --------------------------


         DELAWARE
(STATE OR OTHER JURISDICTION OF                       76-0471342
 INCORPORATION OR ORGANIZATION)          (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

 TERAFORCE TECHNOLOGY CORPORATION AMENDED AND RESTATED STOCK INCENTIVE PLAN (1)
      TERAFORCE TECHNOLOGY CORPORATION 1986 EMPLOYEE STOCK OPTION PLAN (2)
           TERAFORCE TECHNOLOGY CORPORATION DIRECTORS' STOCK PLAN (3)
                           (FULL TITLE OF THE PLANS)
                             1240 EAST CAMPBELL ROAD
                             RICHARDSON, TEXAS 75081
                                 (469) 330-4960
                        (Address, including zip code, and
                     telephone number, including area code,
                            of Registrant's principal
                               executive offices)
                         -------------------------------
                               HERMAN M. FRIETSCH
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                        TERAFORCE TECHNOLOGY CORPORATION
                             1240 EAST CAMPBELL ROAD
                             RICHARDSON, TEXAS 75081
                            TELEPHONE: (469) 330-4960
                (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                 WITH A COPY TO:
                                MICHAEL T. LARKIN
                              BISK & FITCH, L.L.P.
                               750 WESLAYAN TOWER
                                24 GREENWAY PLAZA
                              HOUSTON, TEXAS 77046
                            TELEPHONE: (713) 871-9990
                           --------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time after the effective date of the Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

================================================================================

                         CALCULATION OF REGISTRATION FEE

================================================================================

                                                      PROPOSED               PROPOSED
                              AMOUNT TO               MAXIMUM                MAXIMUM                AMOUNT OF
 TITLE OF SECURITIES        BE REGISTERED          OFFERING PRICE            AGGREGATE             REGISTRATION
  TO BE REGISTERED           (1)(2)(3)             PER SHARE (4)         OFFERING PRICE               FEE (5)
--------------------        -------------          --------------        --------------            ------------
    Common Stock,
  $.01 par value(6)           10,176,000                $0.36               $3,663,360               $315.00


(1) This Registration Statement (and any prospectus relating to this Registration Statement) relates to earlier registration statements filed for issuances of shares of Common Stock issuable under the Company's Amended and Restated Stock Incentive Plan, as amended (the "Stock Incentive Plan"). Of the 9,500,000 shares issuable under the Company's Stock Incentive Plan, 3,000,000 shares were registered on the Company's registration statement on Form S-8, filed on April 4, 1996 (Commission File Number 333-3246), 1,000,000 shares were registered on the Company's registration statement Form S-8, as amended by the post-effective amendment no. 1 filed on January 2, 1998 (Commission File Number 333-3246), 1,000,000 shares were registered on the Company's registration statement on Form S-8 filed on August 13, 1998 (Commission File No. 333-61333), and 1,000,000 shares were registered on the Company's registration statement on Form S-8 filed on August 30, 1999 (Commission File No. 333-86097).

(2) This Registration Statement (and any prospectus relating to this Registration Statement) also relates to an earlier registration statement filed for issuances of shares of Common Stock issuable under the Company's 1986 Employee Stock Option Plan. Approximately 140,000 shares remain issuable and were previously registered on the Company's registration statement Form S-8, originally filed on May 22, 1986 (Commission File No.33-5918), as amended by post effective amendments filed on December 5, 1989 and December 23, 1997 under the Company's 1986 Employee Stock Option Plan.

(3) This Registration Statement (and any prospectus relating to this Registration Statement) also relates to an earlier registration statement filed for issuances of shares of Common Stock under the Company's Directors' Stock Plan for non-employee directors. Approximately 536,000 shares remain issuable and were previously registered on the Company's registration statement on Form S-8 filed on August 30, 1999 (Commission File No. 333-86099) under the Company's Directors' Stock Plan.

(4) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h) under the Securities Act of 1933 as amended (the "Securities Act"), the registration fee has been calculated based upon the average of the high and low sales prices of the Common Stock as reported on the Over the Counter Bulletin Board on July 24, 2001.

(5) Pursuant to Rules 429 and 457, under the Securities Act, any prospectus relating to the Registration Statement also relates to the earlier registration statements filed with the SEC referenced in Notes (1) through (3) above for which an aggregate of 7,150,000 shares was registered and $ 8,911.41 in registration fees were paid, for which 6,676,000 shares are being carried forward to this Registration Statement. The amount of fees being carried forward from such prior registration statements is $600.84.

(6) In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate number of shares of Common Stock that may be issued to prevent dilution from stock splits, stock dividends or similar transactions.


================================================================================

                                  INTRODUCTION

         On June 2, 2000, the stockholders of the Company, formerly known as Intelect Communications, Inc., approved at its Annual Meeting of Stockholders a proposal to amend the Company's Stock Incentive Plan to, among other things, increase the number of shares available for issuance under the Stock Incentive Plan by 2,000,000 for an aggregate amount of shares available for issuance under the Stock Incentive Plan of 8,000,000 shares and to approve the form of an Amended and Restated Stock Incentive Plan. On June 15, 2001, the stockholders of the Company approved at its Annual Meeting of Stockholders a proposal to amend the Company's Amended and Restated Stock Incentive Plan to increase the number of shares available for issuance under the Amended and Restated Stock Incentive Plan by an additional 1,500,000 shares for an aggregate amount of shares available for issuance under the Amended and Restated Stock Incentive Plan of 9,500,000 shares.

         Pursuant to Rule 429, the prospectus relating to this registration statement also relates to earlier registration statements filed for offering under the Company's Amended and Restated Stock Incentive Plan (Commission File Nos. 333-3246, 333-61333, and 333-86097), the Company's 1986 Stock Option Plan
(Commission File No. 33-5918), and the Company's Directors' Stock Plan (Commission File No. 333-86099).

         The Stock Incentive Plan, the Company's 1986 Employee Stock Option Plan, and the Company's Directors' Stock Plan shall herein collectively be referred to as the "Stock Plans".

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS


          The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Certain Documents by Reference.

         The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

         1. Annual Report on Form 10-K for the year ended December 31, 2000, filed on April 2, 2001;

         2. Current Reports on Form 8-K filed on January 5, February 1, March 5, April 10, June 19, and July 2, 2001;

         3. The Company's Definitive Proxy Statements on Schedule 14A filed on January 2 and April 30, 2001;

         4. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed on May 15, 2001; and

         5. The description of the Company's Common Stock contained in the registration statement on Form S-4 declared effective on October 30, 1997 (Commission File No. 333-39063), and the Form 8-K of the Company filed on December 5, 1997.

         6. All documents the Company files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of this Registration Statement and before the termination of the offering of common stock registered under this Registration Statement.

         To the extent that prior filings listed in numbers 1-5 above conflict with this Registration Statement, those prior filings are modified by this Registration Statement and included herein only as modified. To the extent that statements in this Registration Statement or in the prior filings listed in numbers 1-5 above conflict with statements in future filings referenced in number 6 above, this Registration Statement and the prior filings are modified by the future filings listed in number 6 above.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable

Item 6.  Indemnification of Directors and Officers.

         Article VII of the Registrant's Amended and Restated Certificate of Incorporation, as amended, provides that if Delaware law is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Delaware law as so amended. Any amendment, repeal or modification of Article VII of the Registrant's Amended and Restated Certificate of Incorporation shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

         Article XI of the Registrant's Restated By-Laws provides that the Registrant (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was a director or an officer of the Registrant, or is or was serving at the request of the Registrant as a director or an officer of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (ii) may indemnify, if the Board of Directors determines such indemnification is appropriate, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was an employee or agent of the Registrant, or is or was serving at the request of the Registrant as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Notwithstanding the foregoing, in the case of actions brought by or in the right of the Registrant, no indemnification will be made with respect to any matter as to which such person will have been adjudged to be liable to the Registrant unless and only to the extent that the adjudicating court or the Court of Chancery determines that such indemnification is proper under the circumstances. To the extent that (i) a director or an officer of the Registrant or (ii) any other employee or agent of the Registrant who the Board of Directors has authorized the Registrant to indemnify, has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Notwithstanding the foregoing, except for proceedings to enforce rights to indemnification, the Registrant shall not be obligated to indemnify any person in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized in advance, or unanimously consented to, by the Board of Directors.

         Article XI of the Registrant's Restated By-Laws also provides that any indemnification provided therein (unless ordered by a court) shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in sections 1 and 2 of Article XI of the Registrant's Restated By-Laws. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the shareholders.

         Expenses (including attorneys fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant or as otherwise authorized by law. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

         Article XI of the Registrant's Restated By-Laws further provides that the indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

         The Company also maintains for its directors and officers insurance with provides insurance coverage for certain covered occurrences, as well as for the payment of certain costs and expenses for such covered occurrences.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether, civil criminal administrative, or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith in a manner her or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe in his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification will be made with respect to any matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         See Exhibit Index following the signature page which is incorporated herein by reference.

Item 9.  Undertakings.

         (a)    The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                    (i) To include any prospectus required by Section 10(a)(3) of the Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any material information with respect to
                          the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                provided, however, that paragraphs (a)(1)(i) and (a) (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                (2) That, for the purpose of determining any liability under the
                    Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on July 25, 2001.

                                       TERAFORCE TECHNOLOGY CORPORATION


                                       By: /s/ HERMAN M. FRIETSCH
                                          --------------------------------------
                                          HERMAN M. FRIETSCH
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Herman M. Frietsch and Robert P. Capps and each of them his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission (the "SEC"), granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                                   Title                                             Date
         ---------                                   -----                                             ----
 /s/ HERMAN M. FRIETSCH                     Chief Executive Officer and                            July 25, 2001
-------------------------             Director (Principal Executive Officer)
HERMAN M. FRIETSCH


/s/ ROBERT P. CAPPS                        Executive Vice President and                           July 25, 2001
-------------------------            Chief Financial Officer (Principal Financial
ROBERT P. CAPPS                       Officer and Principal Accounting Officer)



/s/ ANTON VON LIECHTENSTEIN                         Director                                      July 25, 2001
---------------------------
ANTON VON LIECHTENSTEIN


/s/ ROBERT E. GARRISON II                           Director                                      July 25, 2001
-------------------------
ROBERT E. GARRISON II


/s/ DAVID H. YEDWAB                                 Director                                      July 25, 2001
-------------------------
DAVID H. YEDWAB


                                 EXHIBIT INDEX

           Exhibit         Description of Exhibit
           -------         ----------------------

              4.1 Amended and Restated Certificate of Incorporation of the Company, as amended (1)

              4.2          Restated By-Laws of the Company(2)

              5.1          Opinion of Bisk & Fitch, L.L.P.

              23.1         Consent of Grant Thornton LLP

              23.2         Consent of Bisk & Fitch, L.L.P. (included in Exhibit
                           5.1)

              99.1         Amended and Restated Stock Incentive Plan of the
                           Company (3)

              99.2 Amendment to the Amended and Restated Stock Incentive Plan of the Company(4)

              99.3         1986 Employee Stock Option Plan of the Company (5)

              99.4 Amendment to the 1986 Employee Stock Option Plan of the Company(6)

              99.5 Directors' Stock Plan for Non-Employee Directors of the Company (7)

------------------------------

         (1) Incorporated herein by reference to that certain Form 10-Q of the Company filed August 11, 2000.

         (2) Incorporated herein by reference to the Form S-4 of the Company filed on October 30, 1997 (Commission File No. 333-39063).

         (3) Incorporated herein by reference to that certain Definitive Proxy Statement on Schedule 14A of the Company filed May 1, 2000.

         (4) Incorporated herein by reference to that certain Definitive Proxy Statement on Schedule 14A of the Company filed April 30, 2001.

         (5) Incorporated herein by reference to the Form S-8 of the Company filed on May 26, 1986 (Commission File No. 33-5918).

         (6) Incorporated herein by reference to the Form S-8 Post Effective Amendment No. 1 filed on December 5, 1989 (Commission File No. 33-5918).

         (7) Incorporated herein by reference to that certain Definitive Proxy Statement on Schedule 14A of the Company filed on April 30, 1999.